Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2019 Fourth Quarter and Full-Year Results

•	Revenue was $241.0 Million in Q4 and $975.8 Million in Full-Year Fiscal 2019

•	Organic Revenue Grew 3.2% in Q4 and 0.1% in Fiscal 2019

•	Reduced Debt by $200 Million and Repurchased $50 Million of Shares in Fiscal 2019

•	Board of Directors Authorizes New $50 Million Share Repurchase Program

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-May 9, 2019-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its fourth quarter and twelve months ended March 31, 2019.

“We again executed against our three-pillar strategy in fiscal 2019, delivering solid earnings, cash flow and market share gains. These performance metrics were further enhanced by disciplined capital allocation throughout the year and has us well-positioned for further long-term value creation in both our coming fiscal year and in the future,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Fourth Fiscal Quarter Ended March 31, 2019

Reported revenues in the fourth quarter of fiscal 2019 decreased 5.8% to $241.0 million, compared to $256.0 million in the fourth quarter of fiscal 2018. Revenues increased 3.2% on an organic basis, which excludes the impact related to the divested Household Cleaning segment and foreign currency. The increase in organic revenues for the quarter was primarily driven by consumption growth in the Company’s core brand portfolio as well as the previously announced change in accounting policies around revenue recognition and the timing of related expenses.

Reported gross profit margin in the fourth quarter fiscal 2019 was 57.4%, compared to 55.2% for the fourth quarter of fiscal 2018. The improvement versus the prior year was driven primarily by the divestiture of the Household Cleaning segment.

Reported net loss for the fourth quarter of fiscal 2019 totaled $139.3 million versus the prior year comparable quarter’s net loss of $39.7 million. A diluted loss per share of $2.68 for the fourth quarter of fiscal 2019 compared to a $0.75 diluted earnings per share loss in the prior year comparable period. Non-GAAP adjusted net income for the fourth quarter of fiscal 2019 was $37.6 million, an increase of 13.9% from the comparable prior year period’s adjusted net income of $33.0 million. Non-GAAP adjusted earnings per share was $0.72 per share for the fourth quarter of fiscal 2019 compared to $0.62 per share in the prior year comparable period.

Adjustments to net income in the fourth quarter of fiscal 2019 related to non-cash tradename impairments associated primarily with the Company’s Fleet, DenTek, and Efferdent brand names, a goodwill impairment and associated tax adjustments. The impairment resulted from an increased discount rate related to market risk assumptions as well as how the individual brands performed versus the original projections used at the time of acquisition, among other factors.

Adjustments to net income in fourth quarter fiscal 2018 included income tax adjustments related to the domestic Tax Cuts and Jobs Act, and tradename impairment associated with the Company’s Beano and Comet brands and associated tax adjustments, and certain integration, transition, legal and various other costs associated with acquisitions and divestitures and the related income tax effects of the adjustments as well as accelerated amortization of debt origination costs, loss on extinguishment of debt related and other additional expense related to refinancing activities.

Fiscal Year Ended March 31, 2019

Reported revenues for the fiscal year 2019 decreased 6.3% to $975.8 million compared to $1,041.2 million for the fiscal year ended March 31, 2018. Revenues for fiscal 2019 were driven by continued positive consumption levels across the Company’s core brands, offset by the divestiture of the Household Cleaning segment in the second quarter of fiscal 2019. Organic revenue increased 0.1% for the fiscal year, as consumption growth was offset by inventory reductions at certain key retailers and the transition of new packaging for the Company’s BC and Goody’s brands.

Reported gross profit margin in fiscal 2019 was 56.9%, compared to 55.4% for fiscal 2018. The gross profit margin improvement versus the previous year was driven by the positive impact of the divestiture of the Household Cleaning segment, partially offset by the expected BC and Goody’s packaging restage and certain allocated costs which remain with the business following the divestiture of the Household Cleaning segment.

Reported net loss for fiscal 2019 totaled $35.8 million versus the prior year net income of $339.6 million. A diluted loss per share of $0.69 for fiscal 2019 compared to a $6.34 diluted earnings per share in the prior year. Non-GAAP adjusted net income for fiscal 2019 was $145.8 million, an increase of 5.4% over the prior year period’s adjusted net income of $138.3 million. Non-GAAP adjusted earnings per share were $2.78 per share for fiscal 2019 compared to $2.58 per share in fiscal 2018.

Adjustments to net income in fiscal 2019 and fiscal 2018 include integration, transition, purchase accounting, legal and various other costs associated with acquisitions and divestitures, accelerated amortization of debt origination costs and the related income tax effects of the adjustments. Adjustments to net income in fiscal 2019 also included non-cash tradename and goodwill impairments, a gain on divestiture and the related tax effects of the adjustments. Adjustments to net income in fiscal 2018 also included non-cash tradename impairments and its related tax effects as well as income tax adjustments related to the domestic Tax Cuts and Jobs Act.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for fiscal year 2019 was $189.3 million compared to $210.1 million during the prior year. Non-GAAP adjusted free cash flow in fiscal 2019 was $202.4 million compared to $208.1 million in the prior year. The Company’s business experienced continued strong cash conversion but was offset by the loss of cash flow from the divestiture of the Company’s Household Cleaning segment.

The Company's debt position as of March 31, 2019 was approximately $1.8 billion. At March 31, 2019, the Company's covenant-defined leverage ratio was approximately 5.0x. The Company reduced debt by $200 million in fiscal 2019 through a combination of cash generation and approximately $50 million from Household Cleaning segment divestiture proceeds.

Segment Review

North American OTC Healthcare: Segment revenues totaled $214.9 million for the fourth quarter of fiscal 2019, compared to the prior year comparable quarter's revenues of $212.1 million. The fourth quarter fiscal 2019 revenue increase was attributable to increased consumption among the majority of core OTC brands as well as changes in accounting policies around revenue recognition and the timing of related expenses.

For the fiscal year 2019, reported revenues for the North American OTC Healthcare segment were $862.4 million compared to $868.9 million in the prior year. Fiscal year 2019 was favorably impacted by increased consumption among the majority of core OTC brands, but offset by inventory reductions at certain key retailers, soft incidence levels in certain categories and the launch of new BC and Goody’s packaging.

International OTC Healthcare: Segment fiscal fourth quarter 2019 revenues totaled $26.1 million, compared to $24.1 million reported in the prior year comparable period. Revenues versus the prior year fourth quarter benefitted from consumption growth and the timing of distributor orders and shipments, partially offset by unfavorable foreign currency of approximately $1 million.

For the current fiscal year, reported revenues for the International OTC Healthcare segment were $93.5 million versus the prior year’s revenues of $91.7 million, attributable to consumption and shipment growth in the Asia-Pacific region, including the Company’s Care brand portfolio in Australia. Growth was partially offset by unfavorable foreign currency exchange rates of approximately $3 million.

Household Cleaning: As previously announced, the Company sold its Household Cleaning segment on July 2, 2018 and used net proceeds from the divestiture to pay down debt. For the first quarter of fiscal 2019, the Household Cleaning segment generated $19.8 million in revenues with no reported revenue in subsequent fiscal 2019 quarters.

Share Repurchase Program Authorization

The Company’s Board of Directors authorized the repurchase of up to $50.0 million of the Company’s issued and outstanding common stock. Under the authorization, the Company may purchase common stock through May 2020 utilizing one or more open market transactions, transactions structured through investment banking institutions, in privately-negotiated transactions or otherwise, by direct purchases of common stock or a combination of the foregoing in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

The timing of the purchases and the amount of stock repurchased is subject to the Company's discretion and will depend on market and business conditions, applicable legal and credit requirements and other corporate considerations including the Company’s historical strategy of pursuing accretive acquisitions and deleveraging.

Commentary and Outlook for Fiscal 2020

Ron Lombardi, CEO, stated, “For fiscal 2020 we remain focused on executing against our strategy of brand-building, maintaining a strong financial profile and maximizing our capital allocation alternatives to continue to create long-term shareholder value. We anticipate continuing to grow categories and increase market share, a cornerstone to our long-term success as a brand-building company. This growth is expected to be largely offset by continued retailer inventory reduction and consolidation efforts. We therefore expect total organic growth to be approximately flat for fiscal 2020.”

“We expect our consistent financial profile to continue in the upcoming year. In fiscal 2020, we expect profitability to track similar to sales as we continue to lap the divestiture of Household Cleaning in Q1. Our stable financial profile and profit outlook will enable a disciplined capital allocation approach in which we anticipate our primary use of cash being debt reduction and an opportunistic $50 million share repurchase.”

“We continue to benefit from a diverse portfolio of leading brands and retail partners and remain confident in our long-term top- and bottom-line growth prospects,” Mr. Lombardi concluded.

Fiscal 2020 Full-Year Outlook
Revenue	$951 to $961 million
Organic Growth Percentage*	Approximately Flat
E.P.S.	$2.76 to $2.83
Free Cash Flow*	$200 million or more

Fiscal Q4 and Full Year 2019 Conference Call, Accompanying Slide Presentation and Replay
The Company will host a conference call to review its fourth quarter and year-end results today, May 9, 2019 at 8:30 a.m. ET. The toll-free dial-in numbers are 844-233-9440 within North America and 574-990-1016 outside of North America. The conference ID number is 4379964. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 855-859-2056 within North America and at 404-537-3406 from outside North America. The conference ID is 4379964.

Non-GAAP and Other Financial Information
In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "focus," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's expectations regarding future operating results including revenues, organic growth, earnings per share and free cash flow, the Company’s focus on brand-building, maintaining a strong financial profile and disciplined capital allocation, the Company’s ability to increase shareholder value and the Company’s ability to position itself for long-term success and growth. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of the Company’s advertising and promotional and new product development initiatives, customer inventory management initiatives, general economic and business conditions, fluctuating foreign exchange rates, consumer trends, competitive pressures, and the ability of the Company’s third party manufacturers and logistics providers and suppliers to meet demand for its products and to reduce costs. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.
The Company markets and distributes brand name over-the-counter healthcare products throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® eye care products, DenTek® and The Doctor's® oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® sore throat treatments, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

* See the “About Non-GAAP Financial Measures” section of this report for further presentation information.

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income (Loss) and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(In thousands, except per share data)	2019	2018	2019	2018
Revenues
Net sales	$240,973	$255,853	$975,692	$1,040,792
Other revenues	53	112	85	387
Total revenues	241,026	255,965	975,777	1,041,179

Cost of Sales
Cost of sales excluding depreciation	101,756	113,609	415,469	459,676
Cost of sales depreciation	1,024	1,099	4,732	4,998
Cost of sales	102,780	114,708	420,201	464,674
Gross profit	138,246	141,257	555,576	576,505

Operating Expenses
Advertising and promotion	34,433	35,319	143,090	147,286
General and administrative	21,299	22,164	89,759	85,393
Depreciation and amortization	6,502	6,946	27,047	28,428
(Gain) loss on divestitures	—	—	(1,284)	—
Goodwill and tradename impairment	229,461	99,924	229,461	99,924
Total operating expenses	291,695	164,353	488,073	361,031
Operating (loss) income	(153,449)	(23,096)	67,503	215,474

Other (income) expense
Interest income	(45)	(115)	(217)	(388)
Interest expense	25,790	26,953	105,299	106,267
Loss on extinguishment of debt	—	2,901	—	2,901
Other (income) expense, net	(164)	(273)	476	(392)
Total other expense	25,581	29,466	105,558	108,388
(Loss) income before income taxes	(179,030)	(52,562)	(38,055)	107,086
(Benefit) provision for income taxes	(39,756)	(12,875)	(2,255)	(232,484)
Net (loss) income	$(139,274)	$(39,687)	$(35,800)	$339,570

(Loss) earnings per share:
Basic	$(2.68)	$(0.75)	$(0.69)	$6.40
Diluted	$(2.68)	$(0.75)	$(0.69)	$6.34

Weighted average shares outstanding:
Basic	51,912	53,131	52,068	53,099
Diluted	51,912	53,131	52,068	53,526

Comprehensive (loss) income, net of tax:
Currency translation adjustments	659	(2,625)	(6,480)	5,702
Unrecognized net gain (loss) on pension plans	48	1,334	48	1,335
Total other comprehensive income (loss)	707	(1,291)	(6,432)	7,037
Comprehensive (loss) income	$(138,567)	$(40,978)	$(42,232)	$346,607

Prestige Consumer Healthcare Inc.
Consolidated Balance Sheet
(Unaudited)

(In thousands)	March 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$27,530	$32,548
Accounts receivable, net of allowance of $12,965 and $12,734, respectively	148,787	140,881
Inventories	119,880	118,547
Prepaid expenses and other current assets	4,741	11,501
Total current assets	300,938	303,477

Property, plant and equipment, net	51,176	52,552
Goodwill	578,583	620,098
Intangible assets, net	2,507,210	2,780,916
Other long-term assets	3,129	3,569
Total Assets	$3,441,036	$3,760,612

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$56,560	$61,390
Accrued interest payable	9,756	9,708
Other accrued liabilities	60,663	52,101
Total current liabilities	126,979	123,199

Long-term debt, net	1,798,598	1,992,952
Deferred income tax liabilities	399,575	442,518
Other long-term liabilities	20,053	23,333
Total Liabilities	2,345,205	2,582,002

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued – 53,670 shares at March 31, 2019 and 53,396 shares at March 31, 2018	536	534
Additional paid-in capital	479,150	468,783
Treasury stock, at cost – 1,871 shares at March 31, 2019 and 353 at March 31, 2018	(59,928)	(7,669)
Accumulated other comprehensive loss, net of tax	(25,747)	(19,315)
Retained earnings	701,820	736,277
Total Stockholders' Equity	1,095,831	1,178,610
Total Liabilities and Stockholders' Equity	$3,441,036	$3,760,612

Prestige Consumer Healthcare Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Year Ended March 31,
(In thousands)	2019	2018
Operating Activities
Net (loss) income	$(35,800)	$339,570
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	31,779	33,426
(Gain) loss on divestitures	(1,284)	—
Loss on sale or disposal of property and equipment	216	1,568
Deferred income taxes	(40,554)	(269,086)
Amortization of debt origination costs	5,923	6,742
Excess tax benefits from share-based awards	—	—
Stock-based compensation costs	7,438	8,909
Loss on extinguishment of debt	—	2,901
Impairment loss	229,461	99,924
Lease termination costs	—	214
Other non-cash items	421	1,704
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(2,980)	(5,043)
Inventories	(10,535)	(2,482)
Prepaid expenses and other assets	6,887	33,721
Accounts payable	(3,993)	(10,028)
Accrued liabilities	3,734	(31,495)
Pension and deferred compensation contribution	(1,375)	—
Other	(54)	(435)
Net cash provided by operating activities	189,284	210,110

Investing Activities
Purchases of property, plant and equipment	(10,480)	(12,532)
Proceeds from divestitures	65,912	—
Acquisition of C.B. Fleet escrow receipt	—	970
Net cash used in investing activities	55,432	(11,562)

Financing Activities
Proceeds from issuance of Senior Notes	—	250,000
Term Loan repayments	(200,000)	(444,000)
Borrowings under revolving credit agreement	45,000	30,000
Repayments under revolving credit agreement	(45,000)	(45,000)
Payments of debt origination costs	—	(500)
Proceeds from exercise of stock options	2,931	1,620
Fair value of shares surrendered as payment of tax withholding	(2,281)	(1,075)
Repurchase of common stock	(49,978)	—
Net cash (used in) provided by financing activities	(249,328)	(208,955)

Effects of exchange rate changes on cash and cash equivalents	(406)	1,100
(Decrease) increase in cash and cash equivalents	(5,018)	(9,307)
Cash and cash equivalents - beginning of year	32,548	41,855
Cash and cash equivalents - end of year	$27,530	$32,548

Interest paid	$98,232	$98,572
Income taxes paid	$27,463	$24,440

Prestige Consumer Healthcare Inc.
Consolidated Statement of Income
Business Segments
(Unaudited)

	Three Months Ended March 31, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$214,945	$26,081	$—	$241,026
Cost of sales	91,779	11,001	—	102,780
Gross profit	123,166	15,080	—	138,246
Advertising and promotion	29,475	4,958	—	34,433
Contribution margin	$93,691	$10,122	$—	103,813
Other operating expenses**				257,262
Operating loss				(153,449)
Other expense				25,581
Loss before income taxes				(179,030)
Provision for income taxes				(39,756)
Net loss				$(139,274)
*Intersegment revenues of $1.8 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended March 31, 2019 includes a tradename impairment charge of $195.9 million and a goodwill impairment charge of $33.5 million.

	Year Ended March 31, 2019
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$862,446	$93,520	$19,811	$975,777
Cost of sales	364,533	39,080	16,588	420,201
Gross profit	497,913	54,440	3,223	555,576
Advertising and promotion	126,374	16,286	430	143,090
Contribution margin	$371,539	$38,154	$2,793	412,486
Other operating expenses**				344,983
Operating income				67,503
Other expense				105,558
Income before income taxes				(38,055)
Benefit for income taxes				(2,255)
Net income				$(35,800)
*Intersegment revenues of $7.4 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2019 includes a tradename impairment charge of $195.9 million and a goodwill impairment charge of $33.5 million.

	Three Months Ended March 31, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$212,062	$24,086	$19,817	$255,965
Cost of sales	88,449	10,487	15,772	114,708
Gross profit	123,613	13,599	4,045	141,257
Advertising and promotion	30,392	4,440	487	35,319
Contribution margin	$93,221	$9,159	$3,558	105,938
Other operating expenses**				129,034
Operating income				(23,096)
Other expense				29,466
Income before income taxes				(52,562)
Provision for income taxes				(12,875)
Net income				$(39,687)
*Intersegment revenues of $2.1 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the three months ended March 31, 2018 includes a tradename impairment charge of $99.9 million.

	Year Ended March 31, 2018
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Household Cleaning	Consolidated
Total segment revenues*	$868,874	$91,658	$80,647	$1,041,179
Cost of sales	357,298	40,244	67,132	464,674
Gross profit	511,576	51,414	13,515	576,505
Advertising and promotion	129,058	16,267	1,961	147,286
Contribution margin	$382,518	$35,147	$11,554	429,219
Other operating expenses**				213,745
Operating income				215,474
Other expense				108,388
Income before income taxes				107,086
Provision for income taxes				(232,484)
Net income				$339,570
* Intersegment revenues of $7.7 million were eliminated from the North American OTC Healthcare segment.
**Other operating expenses for the year ended March 31, 2018 includes a tradename impairment charge of $99.9 million.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Growth Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted Advertising and Promotion Expense, Non-GAAP Adjusted Advertising and Promotion Expense Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

NGFMs Defined
We define our NGFMs presented herein as follows:

•
Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with divestiture, allocated cost that remain after divestiture and impact of foreign currency exchange rates in the periods presented.

•	Non-GAAP Organic Revenue Growth Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.

•	Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus certain integration, transition, acquisition and divestiture-related costs.

•	Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.

•	Non-GAAP Adjusted Advertising and Promotion Expense: GAAP Advertising and Promotion expenses minus certain integration, transition, and acquisition-related costs.

•	Non-GAAP Adjusted Advertising and Promotion Expense Percentage: Calculated as Non-GAAP Adjusted Advertising and Promotion expense divided by GAAP Total Revenues.

•	Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus certain integration, transition, acquisition and divestiture-related costs.

•	Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.

•	Non-GAAP EBITDA: GAAP Net Income (Loss) less net interest expense (income), income taxes provision (benefit), and depreciation and amortization.

•	Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA less goodwill and tradename impairment, certain integration, transition, acquisition and divestiture-related costs, gain on divestiture and loss on extinguishment of debt.

•	Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP Adjusted EBITDA divided by GAAP Total Revenues.

•
Non-GAAP Adjusted Net Income: GAAP Net Income (Loss) before certain integration, transition, acquisition and divestiture-related costs, goodwill and tradename impairment, gain on divestiture, accelerated amortization of debt origination costs, loss on extinguishment of debt, applicable tax impact associated with these items and normalized tax rate adjustment.

•	Non-GAAP Adjusted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the weighted average number of common and potential common shares outstanding during the period.

•	Non-GAAP Free Cash Flow: GAAP Net cash provided by operating activities less cash paid for capital expenditures.

•	Non-GAAP Adjusted Free Cash Flow: Non-GAAP Free Cash Flow plus cash payments made for integration and transition costs associated with acquisition and divestiture.

•	Net Debt: Calculated as total principal amount of debt outstanding ($1,813,000 at March 31, 2019) less cash and cash equivalents ($27,530 at March 31, 2019). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Growth percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
(In thousands)
GAAP Total Revenues	$241,026	$255,965	$975,777	$1,041,179
Revenue Growth	(5.8)%		(6.3)%
Adjustments:
Revenues associated with divestiture	—	(19,817)	—	(60,787)
Allocated costs that remain after divestiture	—	(578)	—	(1,978)
Impact of foreign currency exchange rates	—	(1,985)	—	(3,758)
Total adjustments	—	(22,380)	—	(66,523)
Non-GAAP Organic Revenues	$241,026	$233,585	$975,777	$974,656
Non-GAAP Organic Revenue Growth	3.2%		0.1%

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
(In thousands)
GAAP Total Revenues	$241,026	$255,965	$975,777	$1,041,179

GAAP Gross Profit	$138,246	$141,257	$555,576	$576,505
GAAP Gross Profit as a Percentage of GAAP Total Revenue	57.4%	55.2%	56.9%	55.4%
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition(1)	—	—	170	3,719
Total adjustments	—	—	170	3,719
Non-GAAP Adjusted Gross Margin	$138,246	$141,257	$555,746	$580,224
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	57.4%	55.2%	57.0%	55.7%
(1) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business, including (but not limited to) costs to exit or convert contractual obligations, severance, information system conversion and consulting costs.

Reconciliation of GAAP Advertising and Promotion Expense and related GAAP Advertising and Promotion Expense percentage to Non-GAAP Adjusted Advertising and Promotion Expense and related Non-GAAP Adjusted Advertising and Promotion Expense percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
(In thousands)
GAAP Advertising and Promotion Expense	$34,433	$35,319	$143,090	$147,286
GAAP Advertising and Promotion Expense as a Percentage of GAAP Total Revenue	14.3%	13.8%	14.7%	14.1%
Adjustments:
Integration, transition and other costs associated with acquisition (1)	—	—	—	(192)
Total adjustments	—	—	—	(192)
Non-GAAP Adjusted Advertising and Promotion Expense	$34,433	$35,319	$143,090	$147,478
Non-GAAP Adjusted Advertising and Promotion Expense as a Percentage of GAAP Total Revenues	14.3%	13.8%	14.7%	14.2%
(1) Acquisition related items represent costs related to integrating the advertising agencies of the recently acquired business.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative Expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
(In thousands)
GAAP General and Administrative Expense (1)	$21,299	$22,164	$89,759	$85,393
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	8.8%	8.7%	9.2%	8.2%
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition (2)	—	124	4,272	2,001
Tax adjustment associated with acquisition	—	—	—	704
Total adjustments	—	124	4,272	2,705
Non-GAAP Adjusted General and Administrative Expense	$21,299	$22,040	$85,487	$82,688
Non-GAAP Adjusted General and Administrative Expense as a Percentage of GAAP Total Revenues	8.8%	8.6%	8.8%	7.9%
(1) Certain immaterial amounts have been reclassified out of general and administrative expense into other expense for fiscal 2018.
(2) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs, and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
(In thousands)
GAAP Net Income (Loss)	$(139,274)	$(39,687)	$(35,800)	$339,570
Interest expense, net	25,745	26,838	105,082	105,879
Provision (benefit) for income taxes	(39,756)	(12,875)	(2,255)	(232,484)
Depreciation and amortization	7,526	8,045	31,779	33,426
Non-GAAP EBITDA	(145,759)	(17,679)	98,806	246,391
Non-GAAP EBITDA Margin	(60.5)%	(6.9)%	10.1%	23.7%
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition in Cost of Goods Sold (1)	—	—	170	3,719
Integration, transition and other costs associated with acquisition in Advertising and Promotion Expense(1)	—	—	—	(192)
Integration, transition and other costs associated with divestiture and acquisition in General and Administrative Expense(1)	—	124	4,272	2,001
Goodwill and tradename impairment	229,461	99,924	229,461	99,924
Tax adjustment associated with acquisition	—	—	—	704
Loss on extinguishment of debt	—	2,901	—	2,901
Gain on divestiture	—	—	(1,284)	—
Total adjustments	229,461	102,949	232,619	109,057
Non-GAAP Adjusted EBITDA	$83,702	$85,270	$331,425	$355,448
Non-GAAP Adjusted EBITDA Margin	34.7%	33.3%	34.0%	34.1%
(1) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs, and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended March 31,				Year Ended March 31,
	2019	2019 Adjusted EPS	2018	2018 Adjusted EPS	2019	2019 Adjusted EPS		2018	2018 Adjusted EPS
(In thousands, except per share data)
GAAP Net Income (Loss) (1)	$(139,274)	$(2.67)	$(39,687)	$(0.74)	$(35,800)	$(0.68)		$339,570	$6.34
Adjustments:
Integration, transition and other costs associated with divestiture and acquisition in Cost of Goods Sold (2)	—	—	—	—	170	—		3,719	0.07
Integration, transition and other costs associated with acquisition in Advertising and Promotion Expense(2)	—	—	—	—	—	—		(192)	—
Integration, transition and other costs associated with divestiture and acquisition in General and Administrative Expense (2)	—	—	124	—	4,272	0.08		2,001	0.04
Tax adjustment associated with acquisition in General and Administrative Expense	—	—	—	—	—	—		704	0.01
Accelerated amortization of debt origination costs	—	—	392	0.01	706	0.01		392	0.01
Additional expense as a result of Term Loan debt refinancing	—	—	270	—	—	—	—	270	—
Goodwill and tradename impairment	229,461	4.40	99,924	1.87	229,461	4.38		99,924	1.87
Loss on extinguishment of debt	—	—	2,901	0.05	—	—		2,901	0.05
Gain on divestiture	—	—	—	—	(1,284)	(0.02)		—	—
Tax impact of adjustments (3)	(58,283)	(1.12)	(36,574)	(0.68)	(57,863)	(1.10)		(38,804)	(0.72)
Normalized tax rate adjustment (4)	5,717	0.11	5,679	0.11	6,132	0.11		(272,201)	(5.09)
Total adjustments	176,895	3.39	72,716	1.36	181,594	3.46		(201,286)	(3.76)
Non-GAAP Adjusted Net Income and Adjusted EPS	$37,621	$0.72	$33,029	$0.62	$145,794	$2.78		$138,284	$2.58
(1) Reported GAAP is calculated using diluted shares outstanding. Diluted shares outstanding for the three months ended March 31, 2019 and 2018 are 52,197 and 53,512, respectively. Diluted shares outstanding for the year ended March 31, 2019 are 52,373.
(2) Items related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs, and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.
(3) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of the specific Non-GAAP performance measure.
(4) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
(In thousands)
GAAP Net Income (Loss)	$(139,274)	$(39,687)	$(35,800)	$339,570
Adjustments:
Adjustments to reconcile net income (loss) to net cash provided by operating activities as shown in the Statement of Cash Flows	195,975	103,215	233,400	(113,698)
Changes in operating assets and liabilities, net of effects from acquisitions as shown in the Statement of Cash Flows	(5,854)	(9,090)	(8,316)	(15,762)
Total adjustments	190,121	94,125	225,084	(129,460)
GAAP Net cash provided by operating activities	50,847	54,438	189,284	210,110
Purchases of property and equipment	(3,341)	(2,876)	(10,480)	(12,532)
Non-GAAP Free Cash Flow	47,506	51,562	178,804	197,578
Integration, transition and other payments associated with divestiture and acquisition (1)	—	221	10,902	10,358
Additional expense as a result of Term Loan debt refinancing	—	182	—	182
Additional income tax payments associated with divestiture	—	—	12,656	—
Non-GAAP Adjusted Free Cash Flow	$47,506	$51,965	$202,362	$208,118
(1) Payments related to divestiture and acquisition represent costs related to divesting of assets sold and integrating recently acquired business including (but not limited to), costs to exit or convert contractual obligations, severance, information system conversion and consulting costs, and certain costs related to the consummation of the acquisition and divestiture processes such as insurance costs, legal and other acquisition related professional fees.

Outlook for Fiscal Year 2020:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Adjusted Free Cash Flow:

2020 Projected Free Cash Flow
(In millions)
Projected FY'20 GAAP Net cash provided by operating activities	$215
Additions to property and equipment for cash	(15)
Projected Non-GAAP Free Cash Flow	$200